PRICING TERM SHEET Dated as of June 2, 2026

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-296381

Registration Statement No. 333-296381-01

Supplementing the Preliminary

Prospectus Supplement

dated June 1, 2026 and the

Prospectus dated June 1, 2026

CEMEX, S.A.B. DE C.V.

5.750% Senior Notes due 2036

Guaranteed by

Cemex Corp.

This pricing term sheet relates only to the Notes (as defined below) and should be read together with the preliminary prospectus supplement dated June 1, 2026 (including the documents incorporated by reference therein) relating to the offering of the Notes (the “Preliminary Prospectus Supplement”) before making a decision in connection with an investment in the Notes. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement relating to the Notes to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Cemex, S.A.B. de C.V.

Guarantor:	Cemex Corp.

Issuer Ratings*:	BBB- (Stable) from S&P and BBB- (Positive) from Fitch

Expected Issue Ratings*:	BBB- from S&P and BBB- from Fitch

Offering Format:	SEC-Registered

Ranking:	Senior Unsecured

Security Title:	5.750% Senior Notes due 2036 (the “Notes”)

Currency:	U.S. Dollars

Principal Amount:	U.S.$1,500,000,000

Coupon:	5.750%

Maturity Date:	June 5, 2036

Interest Payment Dates:	June 5 and December 5 of each year, commencing on December 5, 2026

Day Count:	30/360

Price to Investors:	99.572% of principal amount, plus accrued interest, if any, from June 5, 2026

Benchmark Treasury:	UST 4.375% due May 15, 2036

Spread to Benchmark Treasury:	+135 bps

Benchmark Treasury Price and Yield:	99-11, 4.457%

Yield to Maturity:	5.807%

Optional Redemption:	Prior to March 5, 2036, make-whole call, in whole or in part, at T+25 bps On and after March 5, 2036, par call, in whole or in part

Optional Tax Redemption:	In whole but not in part, at par upon certain changes in withholding taxes

Trade Date:	June 2, 2026

Settlement Date:	June 5, 2026 (T+3)

Denominations / Multiples:	U.S.$2,000 / U.S.$1,000

Clearing:	DTC / Euroclear / Clearstream

CUSIP / ISIN:	151290 CD3 / US151290CD37

Governing Law:	State of New York

Expected Listing:	New York Stock Exchange (application pending)

Joint Bookrunners:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Citizens JMP Securities, LLC

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus dated June 1, 2026) with the Securities and Exchange Commission (the “SEC”), for the offering of the Notes. Before you invest in the Notes, you should read the Preliminary Prospectus Supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering of the Notes. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the Preliminary Prospectus Supplement and the accompanying prospectus by contacting: BofA Securities, Inc. at +1 800 294 1322, Citigroup Global Markets Inc. at +1 800 831-9146, Credit Agricole Securities (USA) Inc. at +1 866 807 6030, J.P. Morgan Securities LLC at +1 212 834 4533, Mizuho Securities USA LLC at +1 866 271 7403 and SMBC Nikko Securities America, Inc. at +1 888 868 6856.

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE MEXICAN NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES ) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES OR THE “CNBV”) AND THEREFORE MAY NOT BE OFFERED OR SOLD PUBLICLY IN MEXICO, EXCEPT THAT THE NOTES MAY BE OFFERED AND SOLD IN MEXICO TO INVESTORS THAT QUALIFY AS INSTITUTIONAL OR QUALIFIED INVESTORS SOLELY, PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES ).

THE TERMS AND CONDITIONS OF THIS OFFERING WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES OR OF OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN THE PROSPECTUS SUPPLEMENT. THE NOTES MAY NOT BE OFFERED, SOLD OR SUBJECT TO INTERMEDIATION ACTIVITIES IN MEXICO, ABSENT AN AVAILABLE EXEMPTION UNDER THE LEY DEL MERCADO DE VALORES (MEXICAN SECURITIES MARKET LAW). IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY MEXICAN CITIZEN WHO MAY ACQUIRE NOTES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND ANY SUBSIDIARY GUARANTOR.

Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is one business day before the date of delivery of the Notes may be required, by virtue of the fact that the Notes initially will settle in three business days (T+3) to specify alternative settlement arrangements to prevent a failed settlement.

The offer and sale of the securities to which this pricing term sheet relates have been registered by the Issuer with the SEC by means of a registration statement on Form F-3ASR (Registration No. 333-296381). This pricing term sheet shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Prohibition of Sales to EEA Retail Investors. In the European Economic Area, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors. In the United Kingdom, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

In the United Kingdom, this pricing term sheet is for distribution only to, and is only directed at, persons who (i) are outside the UK, (ii) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) are high net worth entities or other persons falling within Article 49(2)(a) to (e) of the Order (all such persons being referred to as “relevant persons”). This pricing term sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this pricing term sheet relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of the Notes in any province or territory of Canada other than the provinces of Alberta, British Columbia, Nova Scotia, Ontario, Québec and Saskatchewan, and in those permitted provinces only to investors that are “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

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